Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 10th day of January 2012, by and between WYNN LAS VEGAS, LLC (“Employer”) and SCOTT PETERSON (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and is engaged in the business of developing, owning and operating a casino resort at such place of business; and,

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

WHEREAS, Employee currently serves as Senior Vice President and Chief Financial Officer of Employer pursuant to the terms of an Employment Agreement dated as of May 5, 2009 (the “Prior Agreement”); and

WHEREAS, the Prior Agreement terminates by its terms as of April 20, 2012, and Employee and Employer desire to enter into this Agreement to ensure the continued employment of Employee by Employer; and

WHEREAS, Employee is an adult individual residing at XXXX XXXXXXXXX XXXXX; and,

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

(a) “Affiliate” - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition only, “control”, “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. For purposes hereof, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(b) “Anniversary” - means each anniversary date of the Effective Date during the Term (as defined in Section 5 hereof).

(c) “Cause” - means

(i) Employee’s inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of Employer or its Affiliate;

(ii) the willful destruction by Employee of the property of Employer or its Affiliate having a material value to Employer or such Affiliate;

(iii) fraud, embezzlement, theft, or dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related in any manner whatsoever to Employer or its Affiliate or their business);

(iv) Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related in any manner whatsoever to Employer or its Affiliate of their business);

(v) Employee’s breach of this Agreement;

(vi) Employee’s neglect, refusal, or failure to discharge Employee’s duties (other than due to physical or mental illness) commensurate with Employee’s title and function, or Employee’s failure to comply with the lawful directions of Employer;

(vii) Employee’s failure or refusal to perform Employee’s duties within the expectations of Employer or its Affiliate;

(viii) a knowing misrepresentation to Employer;

(ix) a failure to follow a policy or procedure of Employer or its Affiliate;

(x) Employee’s violation of a statute, regulation or common law, whether federal, state or local, which applies to and/or governs the business of Employer or its Affiliate;

(xi) Employee’s breach of a statutory or common law duty of loyalty or fiduciary duty to Employer or its Affiliate including but not limited to Employer’s conflict of interest policy; or

(xii) conduct by Employee which adversely and materially reflects upon the business, affairs or reputation of Employer and its affiliate,

provided, however, that Employee’s complete disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(d) “Complete Disability” - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform Employee’s obligations under this Agreement for a period as defined by Employer’s local disability plan or plans.

(e) “Confidential Information” - means any information that is possessed or developed by or for Employer or its Affiliate and which relates to the Employer’s or Affiliate’s existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliate, and any other proprietary material of Employer or Affiliate, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential.

(f) “Effective Date” – means April 20, 2012.

(g) “Original Hire Date” – means April 5, 1993.

(h) “Trade Secrets” - means unpublished inventions or works of authorship, as well as all information possessed by or developed by or for Employer or its Affiliate, including without limitation any formula, pattern, compilation, program device, method, technique, product, system, process, design, prototype, procedure, computer programming or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable to maintain its secrecy.

(i) “Work of Authorship” - means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s or its Affiliate’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

2. BASIC EMPLOYMENT AGREEMENT / TERMINATION OF PRIOR AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being understood, however, that a change in Employee’s reporting responsibilities is not, itself, a basis for finding a material reduction in the level of duties.

As of the Effective Date, this Agreement supersedes and replaces any and all prior employment agreements (including, but not limited to, the Prior Agreement), change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, or under which Employee is a participant. From and after the Effective Date, Employee shall be employed by Employer under the terms and pursuant to the conditions set forth in this Agreement.

3. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Senior Vice President and Chief Financial Officer for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine. Employee’s duties shall include, but not be limited to: (i) the efficient and continuous operation of Employer and its Affiliates; (ii) the preparation of relevant budgets and allocation or relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all programs under Employee’s supervision; and (v) such other and further duties as may be assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer or its Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder.

4. ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer’s Affiliates.

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of three years commencing on the Effective Date of this Agreement and terminating on the third Anniversary of the Effective Date at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Paragraphs 9 and 10. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.

Concurrent with Employee’s resignation from Employer or upon the termination of Employee’s employment with Employer, Employee agrees to resign, and shall be deemed to have resigned, all other positions (including but not limited to board of director memberships) that Employee may have held immediately prior to Employee’s resignation or termination.

6. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Section 5, this Agreement shall terminate upon the occurrence of any of the following events:

(a) the death of Employee;

(b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause (Employer’s right to terminate for Cause (as defined in Section 1(c) shall survive the expiration of this Agreement);

(d) the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Subsection 8(b) of this Agreement);

(e) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice. “Material breach” under this Section 6(e) shall not be construed to include temporary suspension of the Employee from duty, pursuant to Employer’s policy, pending investigation by Employer of any incident or occurrence that could give rise to discipline or termination of employment; or

(f) the giving of written two week notice by Employer to Employee of Employer’s intention to terminate this Agreement Without Cause for any reason deemed sufficient by Employer at the end of such two week period. During such two week notice period, Employer shall be permitted to reduce Employee’s responsibilities and time commitment to Employer; provided however, Employer may not reduce Employee’s salary or benefits during such two-week period. At the end of such two week period, Employee shall cease to be an employee of the Employer and this Agreement shall automatically terminate. Upon receipt of such notice, Employee shall have the option to resign Employee’s employment effective as of the date of the notice, rather than remain employed through such two week period. If Employee elects to resign in lieu of termination, Employee must exercise this option in writing within 72 hours of receipt of the Employer’s notice of intention to terminate the Agreement Without Cause. Employee’s written resignation in lieu of termination must be transmitted to Employer by email or hand delivery. In the event Employee elects to resign pursuant to this Section 6(f), Employer’s sole liability to Employee shall be continued payment of Employee’s Base Salary for 12 months from the effective date of resignation calculated at the rate in force on the effective date of termination, and paid according to the usual payroll schedule in force for all employees of Employer less deductions of all applicable taxes and withholdings.

In the event of a termination of this Agreement pursuant to the provisions of Subsection 6(a), (b), (c), or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of the employment relationship by Employer is delegated to the Employer’s President. If Employee disagrees with the decision reached by Employer’s President, any dispute as to the “Cause” determination will be limited to whether Employer’s President reached his/her decision in good faith, based upon facts reasonably believed by Employer’s President to be true, and not for any arbitrary, capricious or illegal reason,. This shall be the standard applied by any fact finder, and Employee shall bear the burden to prove that “Cause,” under this standard, did not exist.

7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

(b) Bonus Compensation. Employee will be eligible to receive a bonus at such times and in such amounts as Employer in its sole and exclusive discretion may determine. Employer retains the discretion to adopt, amend or terminate any bonus plan at any time.

(c) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and any other benefit plan which may be placed in effect by Employer or any of its Affiliates and generally available to Employer’s employees during the Term. All issues as to eligibility for specific benefits and payment of benefits shall be as set forth in the applicable insurance policies or plan documents. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time.

(d) Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy.

(e) Original Hire Date. Employee’s Original Hire Date shall be used for determining vacation and other benefits.

(f) Vacations and Holidays. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer’s standard policy, but in no event less than three weeks each year of the Term, to be taken at such times as selected by Employee and approved by Employer, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s standard policy.

(g) Long Term Incentive Award. Management of the Employer shall recommend to the Compensation Committee that Employee receive a long term incentive award in the amount of $900,000 (the “Award”), which Award will vest in its entirety on the fifth Anniversary of the Effective Date (the “Vesting Date”) so long as Employee is an employee of Employer on the Vesting Date. Upon approval of the Award by the Compensation Committee, the Employee and Employer will enter into a separate agreement setting forth all the terms and conditions of the Award.

(h) Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like.

8. LICENSING REQUIREMENTS.

(a) Employer and Employee hereby covenant and agree that this Agreement and/or Employee’s employment may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations. In the event that (i) an approval of this Agreement or Employee’s employment by the Authorities is required for Employee to carry out Employee’s duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement or employee’s employment is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void, thus extinguishing any and all obligations of Employer.

(b) If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Employee’s License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c) Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

9. CONFIDENTIALITY.

(a) Employee hereby warrants, covenants and agrees that Employee shall not directly or indirectly use or disclose any Confidential Information, Trade Secrets, or Works of Authorship, whether in written, verbal, electronic, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by Employer in writing. Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of Confidential Information, Trade Secrets, or Works of Authorship. Employee acknowledges and agrees that such Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer or its Affiliate.

(b) Employee shall not remove from Employer’s premises any Confidential Information, Trade Secrets, Works of Authorship, or any other documents pertaining to Employer’s or its Affiliate’s business, unless expressly authorized by Employer in writing. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer or its Affiliate upon their creation.

(c) Upon termination of Employee’s employment with Employer for any reason, Employee shall turn over to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, Rolodex cards, phone books, notes, price lists, customer contracts, bids, customer lists, notebooks, books, memoranda, drawings, computer disks or drives, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or its Affiliate or any product, apparatus, or process manufactured, used, developed or investigated by Employer; (ii) containing any Confidential Information, Trade Secret or Work of Authorship; or (iii) otherwise relating to Employee’s performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliate.

(d) Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer, or any Affiliate, officer, director, employee or agent of Employer, any proprietary or confidential information or property, including but not limited to any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the “Restricted Information”). In the event Employer requests Restricted Information from Employee, Employee shall advise Employer that the information requested is Restricted Information and may not be disclosed by Employee.

(e) The obligations of this Section 9 are continuing and shall survive the termination of Employee’s employment with Employer for any reason.

10. RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee hereby covenants and agrees that during the Term, or for such period as Employer continues to employ or compensate Employee (including, but not limited to payments made pursuant to Section 6(f)), whichever is longer, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates currently operate or have announced, publicly or otherwise, a plan to have hotel or gaming operations.

(b) Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the expiration of the Term, Employee shall not, directly or indirectly, solicit or attempt to solicit for employment any management level employee of Employer or its Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates operate have publicly announced, publicly or otherwise, a plan to have hotel or gaming operations.

(c) Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 10 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Employer, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 10 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 10 within the maximum time, geographical or other limitations permitted by Nevada law.

11. REMEDIES. Employee acknowledges that Employer has and will continue to deliver, provide and expose Employee to certain knowledge, information, practices, and procedures possessed or developed by or for Employer at a considerable investment of time and expense, which are protected as confidential and which are essential for carrying out Employer’s business in a highly competitive market. Employee also acknowledges that Employee will be exposed to Confidential Information, Trade Secrets, Works of Authorship, inventions and business relationships possessed or developed by or for Employer or its Affiliates, and that Employer or its Affiliates would be irreparably harmed if Employee were to improperly use or disclose such items to competitors, potential competitors or other parties. Employee further acknowledges that the protection of Employer’s and its Affiliates’ customers and businesses is essential, and understands and agrees that Employer’s and its Affiliates’ relationships with its customers and its employees are special and unique and have required a considerable investment of time and funds to develop, and that any loss of or damage to any such relationship will result in irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Section 9 or 10 shall entitle Employer to immediate injunctive relief in a court of competent jurisdiction. Employee further agrees that no cause of action for recovery of materials or for breach of any of Employee’s representations, warranties or covenants shall accrue until Employer or its Affiliate has actual notice of such breach.

12. BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

13. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

14. ASSIGNMENT. Employee shall not assign this Agreement or delegate Employee’s duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Section 14 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely, including without limitation Employee’s obligations under Section 10, and Employee hereby acknowledges receipt of consideration in exchange for Employee’s consent to the assignability of Employee’s obligations under Section 10 that is additional to and separate from the consideration provided to Employee exchange for the other covenants in this Agreement.

15. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

17. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Wynn Las Vegas, LLC 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: Legal Department

TO EMPLOYEE:	Scott Peterson XXXX XXXXXXXXXX XXXXXX XXX XXXXX, XXXXXX XXXXX

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 17.

18. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

19. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

20. WAIVER. None of the terms of this Agreement, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21. DISPUTE RESOLUTION. Except for a claim by either Employee or Employer for injunctive relief where such would be otherwise authorized by law to enforce Sections 9, 10 and/or 11 of this Agreement, any controversy or claim arising out of or relating to this Agreement, the breach hereof, or Employee’s employment by Employer, including without limitation any claim involving the interpretation or application of this Agreement, or claims for wrongful termination, discrimination, or other claims based upon statutory or common law, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the American Arbitration (“AAA”), to the extent not inconsistent with this Section as set forth below. This Section 21 applies to any claim Employee might have against any officer, director, employee, or agent of Employer or its Affiliate, and all successors and assigns of any of them. These arbitration provisions shall survive the termination of Employee’s employment with Employer and the expiration of the Agreement.

(a) Coverage of Arbitration Agreement: The promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement. The parties contemplate by this Section 21 arbitration of all clams against each of them to the fullest extent permitted by law except as specifically excluded by this Agreement. Only claims that are justiciable or arguably justiciable under applicable federal, state or local law are covered by this Section, and include, without limitation, any and all alleged violations of any federal, state or local law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employee. Such claims may include, but are not limited to, claims for: wages or other compensation; breach of contract; torts; work-related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims. This Section 21 excludes claims under state workers’ compensation or unemployment compensation statutes; claims pertaining to any of Employer’s employee welfare, insurance, benefit, and pension plans, with respect to which are applicable the filing and appeal procedures of such plans shall apply to any denial of benefits; and claims for injunctive or equitable relief for violations of non-competition and/or confidentiality agreements in Sections 9, 10 and 11.

(b) Waiver of Rights to Pursue Claims in Court and to Jury Trial: This Section 21 does not in any manner waive any rights or remedies available under applicable statutes or common law, but does waive Employer’s and Employee’s rights to pursue those rights and remedies in a judicial forum and waive any right to trial by jury of any claims covered by this Section 21(a). By signing this Agreement, the parties voluntarily agree to arbitrate any covered claims against each other. In the event of any administrative or judicial action by any agency or third party to adjudicate, on behalf of Employee, a claim subject to arbitration, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee’s sole remedy with respect to any such claim will be any award decreed by an arbitrator pursuant to the provisions of this Agreement.

(c) Initiation of Arbitration: To commence arbitration of a claim subject to this Section 21, the aggrieved party must, within the time frame provided in Section 21(d) below, make written demand for arbitration and provide written notice of that demand to the other party. If a claim is brought by Employee against Employer, such notice shall be given to Employer’s Legal Department. Such written notice must identify and describe the nature of the claim, the supporting facts, and the relief or remedy sought. In the event that either party files an action in any court to pursue any of the claims covered by this Section 21, the complaint, petition or other initial pleading commencing such court action shall be considered the demand for arbitration. In such event, the other party may move that court to compel arbitration.

(d) Time Limit to Initiate Arbitration: To ensure timely resolution of disputes, Employee and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided by applicable law pertaining to the claim, or one year, whichever is shorter, except that the statute of limitations imposed by relevant law will solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that Employer and Employee are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.

(e) Arbitrator Selection: The parties contemplate that, except as specifically set forth in this Section 21, selection of one (1) arbitrator shall take place pursuant to the then-current rules of the AAA applicable to employment disputes. The arbitrator must be either a retired judge or an attorney experienced in employment law. The parties will select one arbitrator from among a list of qualified neutral arbitrators provided by AAA. If the parties are unable to agree on the arbitrator, the parties will select an arbitrator by alternatively striking names from a list of qualified arbitrators provided by AAA. AAA will flip a coin to determine which party has the final strike (that is, when the list has been narrowed by striking to two arbitrators). The remaining named arbitrator will be selected.

(f) Arbitration Rights and Procedures: Employee may be represented by an attorney of his/her choice at his/her own expense. Any arbitration hearing or proceeding will take place in private, not open to the public, in Clark County, Nevada. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. The arbitrator is without power or jurisdiction to apply any different substantive law or law of remedies or to modify any term or condition of this Agreement. The arbitrator will have no power or authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable federal, state or local statute or ordinance, or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted. The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed. The parties will have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of AAA. The arbitrator will decide disputes regarding the scope of discovery and will have authority to regulate the conduct of any hearing. The arbitrator will have the right to entertain a motion or request to dismiss, for summary judgment, or for other summary disposition. The parties will exchange witness lists at least 30 days prior to the hearing. The arbitrator will have subpoena power so that either Employee or Employer may summon witnesses. The arbitrator will use the Federal Rules of Evidence in connection with the admission of all evidence at the hearing. Both parties shall have the right to file post-hearing briefs. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

(g) Arbitrator’s Award: The arbitrator will issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award will be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or after the submission of post-hearing briefs if requested. The arbitrator shall have no power or authority to award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision shall be final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(h) Fees and Expenses: Unless the law requires otherwise for a particular claim or claims, the party demanding arbitration bears the responsibility for payment of the fee to file with AAA and the fees and expenses of the arbitrator shall be allocated by the AAA under its rules and procedures. Employee and Employer shall each pay his/her/its own expenses for presentation of their cases, including but not limited to attorney’s fees, costs, and fees for witnesses, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.

22. PAROL. This Agreement constitutes the entire agreement between Employer and Employee, and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or its Affiliates, on the one side, and Employee, on the other side, with respect to its subject matter or Employee’s employment with Employer or its Affiliates. As of the Effective Date, this Agreement supersedes and replaces any and all prior employment agreements (including, but not limited to, any prior Employment Agreement), change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, or under which Employee is a participant. From and after the Effective Date, Employee shall be employed by Employer under the terms and pursuant to the conditions set forth in this Agreement.

23. FCPA COMPLIANCE. Employer advises Employee that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits offering, providing, or promising anything of value (including money, preferential treatment, and any other sort of advantage), either directly or indirectly, by a United States company, or any of its employees, subsidiaries, affiliates, or agents, to an official of a foreign government, a foreign political party, party official, or candidate for foreign political office (or any family members of any of these real persons), for the purposes of influencing an act or decision in that individual’s official capacity, or inducing the official to use his or her influence with the foreign government to assist the United States company, its subsidiaries or affiliates, or anyone else, in obtaining or retaining business. Employee understands that Employee may not directly or indirectly offer, promise, grant, or authorize the giving of money or anything else of value to a government official to influence official action or obtain an improper advantage. Employee understands that these legal restrictions apply fully to Employee with regard to Employee’s activities in the course of or in relation to Employee’s employment with Employer, regardless of Employee’s physical location. Employee represents and warrants that Employee will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and all other state, federal, and international laws related to anti-corruption. Employee agrees that he or she will not take any action which would cause Employer to be in violation of the FCPA or any other applicable anti-corruption law, regulation, or Company policy or procedure. Employee further represents and warrants that Employee will know and understand, and act in accordance with, all Company policies and procedures related to anti-corruption and business conduct. Employee agrees to attend mandatory training compliance training. Employee undertakes to duly notify Employer if Employee becomes aware of any such violation of Company policies or procedures, or any other violation of law, committed by Employee or any other person or entity, and to indemnify Employer for any losses, damages, fines, and/or penalties which Employer may suffer or incur arising out of or incidental to any such violation committed by Employee.

Employee also represents and warrants that Employee will disclose to the Employer if Employee or any member of Employee’s family is an official of a foreign government or foreign political party, or is a candidate for foreign political office.

In case of breach of this provision, the Employer may suspend or terminate this Agreement at any time without notice or indemnity.

24. REVIEW BY PARTIES AND THEIR LEGAL COUNSEL. The parties represent that they have read this Agreement and acknowledge that they have discussed its contents with their respective legal counsel or have been afforded the opportunity to avail themselves of the opportunity to the extent they each wished to do so.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN LAS VEGAS, LLC	EMPLOYEE

/s/ Marilyn Spiegel	/s/ Scott Peterson
Marilyn Spiegel, President	Scott Peterson

EMPLOYMENT AGREEMENT

(“Agreement”)

- by and between -

WYNN LAS VEGAS, LLC

(“Employer”)

- and -

SCOTT PETERSON

(“Employee”)

DATED: January 10, 2012